Exhibit 99.1

NeuroMetrix Names Thomas T. Higgins Chief Financial Officer

Waltham, Mass., September 10, 2009 — NeuroMetrix, Inc. (Nasdaq: Nuro) today announced the appointment of Thomas T. Higgins as Senior Vice President and Chief Financial Officer. The appointment is effective immediately.

Mr. Higgins brings to NeuroMetrix a broad set of financial management and operations skills gained in over 30 years of experience with publicly traded companies in life sciences, specialty chemicals and financial services. He has extensive international experience with a particular emphasis on Japan, Southeast Asia and the Middle East.

Prior to joining NeuroMetrix, Mr. Higgins was Executive Vice President and Chief Financial Officer at Caliper Life Sciences. Inc, a provider of technology and services for life sciences research, during the period starting in 2005 which saw strong revenue growth, product line expansion via acquisitions, and substantial improvement in its financial results.  Before Caliper, Mr. Higgins was Executive Vice President, Operations and Chief Financial Officer at V.I. Technologies, Inc. (“Vitex”), a biotechnology company addressing blood safety. Mr. Higgins directed the financial side of the business, including fund raising, and was also responsible for Vitex’ FDA-regulated plasma manufacturing business until its divestiture in 2001. Prior to joining Vitex in 1998, Mr. Higgins served at Cabot Corporation from 1985 in various senior finance and operations roles. His last position at Cabot was President of Distrigas of Massachusetts Corporation, a subsidiary involved in the liquefied natural gas business, and prior to that he was responsible for Cabot’s Asia Pacific carbon black operations. Before joining Cabot, Mr. Higgins was with PricewaterhouseCoopers where he started his career. Mr. Higgins holds a BBA with honors from Boston University.

“Tom’s credentials in finance and accounting plus his operations experience are an excellent fit with our needs,” said Shai N. Gozani, M.D., PhD, NeuroMetrix’s President and CEO. “We are very pleased to have him on board and look forward to his contributions as we continue developing NeuroMetrix into a premier neurotechnology focused healthcare company.”

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. We provide innovative products for preservation and restoration of nerve and spinal cord function, and pain control. To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control and the treatment of focal neuropathies. We are also developing devices and pharmaceutical agents to treat spinal cord injuries. For more information, visit http://www.neurometrix.com.

CONTACT: NeuroMetrix, Inc. Kathleen Cummings, 781-314-2725 Executive Assistant

neurometrix.ir@neurometrix.com

Source: NeuroMetrix, Inc.